Filed Pursuant to Rule 433 under the Securities Act of 1933

Registration Statement No. 333-157790

Issuer Free Writing Prospectus, dated March 10, 2009

$1,850,000,000

Senior Notes Offering

Summary of Final Terms

Dated March 10, 2009

	5.000% Notes due 2014	6.000% Notes due 2019	6.875% Notes due 2039

Issuer	The Boeing Company	The Boeing Company	The Boeing Company

Rating ¹	A2 / A+ / A+ (stable / negative / stable)	A2 / A+ / A+ (stable / negative / stable)	A2 / A+ / A+ (stable / negative / stable)

Principal Amount	$700,000,000	$650,000,000	$500,000,000

Trade Date	03/10/2009	03/10/2009	03/10/2009

Settlement Date (T+3)	03/13/2009	03/13/2009	03/13/2009

Maturity Date	03/15/2014	03/15/2019	03/15/2039

Treasury Benchmark	1.875% due 02/28/2014	2.750% due 02/15/2019	4.500% due 05/15/2038

Treasury Price / Yield	99-13 / 2.001%	97-25+ / 3.008%	113-11+ / 3.743%

Spread to Treasury	+310 bps	+320 bps	+330 bps

Reoffer Yield	5.101%	6.208%	7.043%

Coupon (Interest Rate)	5.000%	6.000%	6.875%

Price to Public ²	99.558%	98.466%	97.913%

Gross Fee Spread	0.350%	0.450%	0.875%

Net to Boeing [2]	99.208%	98.016%	97.038%

Net Proceeds (before expenses) [2]	$694,456,000	$637,104,000	$485,190,000

Coupon Dates	03/15, 09/15	03/15, 09/15	03/15, 09/15

1st Coupon Payment	09/15/2009	09/15/2009	09/15/2009

Call Provision	MWC @ T + 50 bps	MWC @ T + 50 bps	MWC @ T + 50 bps

CUSIP / ISIN	097023 AV7 / US097023AV77	097023 AW5 / US097023AW50	097023 AX3 / US097023AX34

Notes:

[1]	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
[2]	Plus accrued interest, if any, from March 13, 2009

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities Inc. collect at 1-212-834-4533 or UBS Securities LLC toll-free at 877-827-6444 ext. 561-3844.